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                                                              EXHIBIT (d)(3)

                              TANTAU SOFTWARE, INC.

                      AMENDED AND RESTATED 1999 STOCK PLAN

                    VERSION APPLICABLE TO JANUARY 2001 GRANTS

     The Tantau Software, Inc. 1999 Stock Plan (the "Plan") (as amended in November 2000) is hereby amended and restated with respect to options granted after November 20, 2000 under the Plan as follows:

     1. PURPOSES OF THE PLAN. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

        (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

        (b) "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U.S. and Canadian state or provincial corporate laws, U.S. and Canadian federal and state or provincial securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Options are or will be granted under the Plan.

        (c) "BOARD" means the Board of Directors of the Company.

        (d) "CODE" means the Internal Revenue Code of 1986, as amended.

        (e) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

        (f) "COMPANY" means 724 Solutions Inc., a corporation amalgamated under the BUSINESS CORPORATIONS ACT of the Province of Ontario, Canada.

        (g) "CONSULTANT" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

        (h) "DIRECTOR" means a member of the Board of Directors of the Company.

        (i) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

        (j) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the


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Company or (ii) transfers between locations of the Company or between the
Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other leave of absence approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        (l) "FAIR MARKET VALUE" means, as of any date, the value of the Shares determined as follows:

            (i) If the Shares are listed on any established stock exchange or national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

            (iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

        (m) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        (n) "NONSTATUTORY STOCK OPTION" means an Option not intended to quality as an Incentive Stock Option.

        (o) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (p) "OPTION" means a stock option granted pursuant to the Plan.

        (q) "OPTION AGREEMENT" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.


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        (r) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding
Options are exchanged for Options with a lower exercise price.

        (s) "OPTIONEE" means the holder of an outstanding Option granted under the Plan.

        (t) "PARENT" means a "parent corporation" whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (u) "PLAN" means this 1999 Stock Plan as amended and restated.

        (v) "SERVICE PROVIDER" means an Employee, Director or Consultant.

        (w) "SHARE" means a common share of the Company, as adjusted in accordance with Section 11 below.

        (x) "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares that may be subject to option and sold under the Plan is 10,925,000 Shares.

        If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

     4. ADMINISTRATION OF THE PLAN.

        (a) ADMINISTRATOR. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

        (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

            (i) to determine the Fair Market Value;

            (ii) to select the Service Providers to whom Options may from time to time be granted hereunder;

            (iii) to determine the number of Shares to be covered by each such award granted hereunder;


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            (iv) to approve forms of agreement for use under the Plan;

            (v) to determine the terms and conditions, of any Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

            (vi) to determine whether and under what circumstances an Option may be settled in cash under subsection 9(e) instead of Shares;

            (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Shares covered by such Option has declined since the date the Option was granted;

            (viii) to initiate an Option Exchange Program;

            (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

            (x) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

            (xi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

        (c) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

     5. ELIGIBILITY.

        (a) Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

        (b) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds U.S.$100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were


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granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (c) Neither the Plan nor any Option shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time with or without cause.

     6. TERM OF PLAN. Subject to Section 17 below, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of (10) years unless sooner terminated under Section 13 of the Plan.

     7. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

     8. OPTION EXERCISE PRICE AND CONSIDERATION.

        (a) The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

            (i) In the case of an Incentive Stock Option

                (A) granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

            (ii) In the case of a Nonstatutory Stock Option

                (A) granted to a Service Provider who, at the time of grant of such Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                (B) granted to any other Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.


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            (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

        (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash;
(2) certified, bank or cashiers check; (3) money order; (4) subject to the prior consent of the Board or the Committee, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise), such Shares to have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised (but only to the extent that such exercise would not result in a compensation charge for financial reporting purposes with respect to the Shares used to pay the exercise price, unless otherwise determined by the Administrator); (5) subject to the prior consent of the Board or the Committee, payment through a broker-dealer sale and remittance procedure (including, if approved by the Administrator and subject to regulatory approval, a loan facility to be provided by the Company) pursuant to which an Optionee:
(x) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the Shares; and (y) shall provide written directions to the Company to deliver the certificates for the Shares directly to such brokerage firm in order to complete the sale transaction; or
(6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may reasonably be expected to benefit the Company.

     9. EXERCISE OF OPTION.

        (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER.

            (i) Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder to Officers and Directors shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

            (ii) An Option shall be deemed exercised when the Company receives:
(A) written or electronic notice of exercise (in accordance with the Option Agreement and in a form approved by the Administrator from time to time in its sole discretion) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan.

            (iii) Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee and approved by the Administrator in its


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sole discretion in accordance with Applicable Laws, in the name of the Optionee and his or her spouse.

            (iv) Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.

            (v) No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

            (vi) Any right of first refusal (but not the repurchase option applicable to unvested Shares) in favor of the Company upon exercise of an Option or with respect to any Shares issued under the Plan shall lapse if the Company or any successor in interest to the Company is listed on a national securities exchange or national market system.

            (vii) Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least thirty (30) days) to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for 90 days following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        In the event an Optionee ceases to be an Employee but remains a Service Provider, such Employee's Incentive Stock Option shall automatically convert to a Nonstatutory Stock Option on the date 91 days following such change of status.

        (c) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least 180 days) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable to the extent the Option is vested on the date of termination for 365 days following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does


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not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (d) DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (of at least 180 days) to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable to the extent the Option is vested on the date of termination for 365 days following the Optionee's termination. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (e) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

     10. NON-TRANSFERABILITY OF OPTIONS. The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     11. ADJUSTMENTS UPON CERTAIN EVENTS.

        (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares subject to an Option.

        (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until fifteen (15) days


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prior to such transaction with respect to all Shares covered thereby, including
Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

        (c) CHANGE OF CONTROL

            (i) If an offer is made to purchase outstanding voting shares of the Company and it is accepted and completed in respect of a sufficient number of holders of such shares to constitute the offeror (together with such other persons as may be considered to be "acting jointly or in concert" with the offeror within the meaning given to such term in Section 91 of the SECURITIES ACT (Ontario)) a shareholder of the Company entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares (provided that prior to the offer, the offeror and such other persons (collectively, the "Control Group") were not entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares) or if there is a consolidation, merger or amalgamation of the Company with or into any other corporation whereby the voting shareholders of the Company immediately prior to the consolidation, merger or amalgamation receive shares entitled to exercise less than 50% of the voting rights attaching to the voting shares of the consolidated, merged or amalgamated corporation, including a sale whereby all or substantially all of the Company's undertakings and assets become the property of any other corporation, then Optionee shall, immediately be entitled to exercise such Option with respect to all of the Shares subject to the Option and not yet purchased thereunder.

            (ii) In addition, if an offer is made to purchase 50% or more of the outstanding voting shares of the Company (the "Offer") and the terms of such Offer permit the tendering of Shares by notice of guaranteed delivery or similar procedure in order to permit the participation in such Offer by the holders of Options, Optionee shall have the right to exercise his or her Options (for purposes of tendering to the Offer) as to the full amount of Shares purchasable thereunder whether or not then vested, conditional only upon completion of the Offer, and to tender the Shares to be purchased from the Optionee and which are issuable pursuant to such Options to the Offer by notice of guaranteed delivery or similar procedure, provided that arrangements for payment of the exercise price satisfactory to the Company and in compliance with applicable law and any stock exchange requirements are made, and the Company will take all reasonable steps necessary to facilitate such conditional exercise of Options and such tender of Shares.

     12. TIME OF GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option is so granted within a reasonable time after the date of such grant.


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     13. AMENDMENT AND TERMINATION OF THE PLAN.

        (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan.

        (b) SHAREHOLDER APPROVAL. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

        (c) EFFECT OF AMENDMENT OR TERMINATION. The Plan, as amended, shall govern the rights and obligations of the Company and Optionees with respect to Options outstanding at such time of amendment and without further consent of any such Optionee unless such amendment materially and adversely affects the rights of such Optionee under any Option outstanding at such time.

     14. CONDITIONS UPON ISSUANCE OF SHARES.

        (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     15. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction (which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder) shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     16. RESERVATION OF SHARES. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     17. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

     18. INFORMATION TO OPTIONEES AND PURCHASERS. The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options outstanding, and, in the case of an individual who acquire Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.